Exhibit 99.(k)(5)

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

This Amendment to Sub-Administration Agreement (the “Amendment”) is made as of June 1, 2015, by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Aberdeen Asset Management Inc., a Delaware corporation (the “Administrator”).

WHEREAS, the Sub-Administrator and the Administrator entered into a Sub-Administration Agreement dated as of February 26, 2010 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement.

(a)           Section 13(a) of the Agreement is hereby deleted in its entirety and replaced with the following Section 13(a):

“(a)           This Agreement shall become effective on the date of its execution and shall remain in full force and effect for an initial term ending May 31, 2020 (the “Initial Term”) and, in respect of each Fund, shall continue in full force and effect after the Initial Term for successive one (1) year periods (each, a “Renewal Term”), upon review and approval by such Fund’s Board, unless either party terminates this Agreement by written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term or as provided in Section 12(c) below.”

(b)           Section 13(b) of the Agreement is hereby amended by replacing the words “During the two (2) year renewal period” to “During the one (1) year renewal period” in the second sentence.

(c)           Section 13(d) of the Agreement is hereby deleted in its entirety and replaced with the following Section 13(d):

“(d) Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. If termination of this Agreement by the Administrator during the Initial Term or any Renewal Term is for reasons  other  than “cause”  as defined  in Section  12(b)  above, then the Administrator shall be required to provide the Sub-Administrator at least 180 days’ notice of the termination date (the “Required Notice Period”).  In the event that the termination date occurs prior to the end of the Required Notice Period , the Administrator will be liable to the Sub-Administrator for such compensation and any reimbursable expenses as may be due under the terms hereof through the remainder of the Required Notice Period that is left following the termination date (based on then-current asset levels and other determinants of fees).  Nothing herein shall be deemed to amend or supersede the responsibilities of  either  Aberdeen  Asset  Management Inc. or State Street Bank and Trust  Company as set forth in a certain letter agreement dated December 31, 2009.”

(d)	A new section 23 is hereby added as follows:

“Section 23.  In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Sub-Administrator’s control, the Sub-Administrator shall take reasonable steps to minimize service interruptions. The Sub-Administrator shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Sub-Administrator shall discuss with senior management of the Administrator such disaster recovery plan and/or provide a high-level presentation summarizing such plan.”

2.	Miscellaneous.

(a)           Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Managing U.S. Counsel

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President